UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) June 9, 2009
MGIC Investment Corporation

(Exact Name of Registrant as Specified in Its Charter)
Wisconsin

(State or Other Jurisdiction of Incorporation)

1-10816	39-1486475

(Commission File Number)	(IRS Employer Identification No.)

MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI	53202

(Address of Principal Executive Offices)	(Zip Code)
(414) 347-6480

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On June 9, 2009, MGIC Investment Corporation (the “Company,” which term in this report refers to the parent company only) notified the lenders under its bank revolving credit facility that it will repay the entire $200 million outstanding under the credit facility on June 12, 2009. Based on current LIBOR rates, the quarterly interest cost of the $200 million outstanding under the credit facility (net of estimated interest income on the amount repaid) is approximately $2.0 million. There are no defaults under the credit facility. The $300 million credit facility is scheduled to mature on March 31, 2010. While the credit facility is in effect there is a facility fee, which on a quarterly basis is approximately $0.5 million.
     As of June 9, 2009, giving effect to the planned repayment of $200 million under the credit facility, the Company had a total of approximately $151 million in short-term investments. These investments are virtually all of the Company’s liquid assets. As of June 9, 2009, the Company’s obligations included approximately $162 million of Senior Notes scheduled to mature in September 2011. On an annual basis, the Company’s current use of funds for interest payments on these Senior Notes and on its Senior Notes due in 2015 approximates $25 million. See the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for more information regarding the Company’s assets and liabilities, including information about Company’s junior convertible debentures and the Company’s election to defer payment of interest on them that was scheduled to be paid April 1, 2009.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: June 9, 2009	By:	/s/ Timothy J. Mattke
Timothy J. Mattke
Vice President and Controller